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EXHIBIT 99.1

                                  PRESS RELEASE


Neurocrine Biosciences to Acquire Northwest Neurologic, Inc.


    SAN DIEGO, March 3 /PRNewswire/ -- Neurocrine Biosciences announced today the signing of a binding agreement to acquire Northwest Neurologic, Inc. (NNL), a privately held neuroscience company. NNL and its founders have discovered and characterized several members of the melanocortin receptor family and a number of therapeutically important neurotransporter systems. Many of these core technologies have been licensed to NNL from The Vollum Institute of the Oregon Health Sciences University where NNL's founding scientists, Susan G. Amara, Ph.D. and Roger D. Cone, Ph.D., are lead researchers. The NNL acquisition is expected to provide Neurocrine with accelerated entry into melanocortin receptors and neurotransmitter transporters which complements its existing programs for the identification of drug targets for therapeutic treatment of neuro-psychiatric and neurodegenerative diseases and disorders.

    Melanocortin receptors are involved in the control of the endocrine, autonomic and central nervous system function. To date, a family of five melanocortin receptor subtypes have been identified, several of which have been cloned by Dr. Cone's laboratory. One of the melanocortin receptor subtypes, MC4, has recently been identified as an important regulating mechanism for appetite, body weight and insulin secretion which represents a novel target for the treatment of obesity, cachexia and diabetes. This acquisition is expected to combine Dr. Cone's melanocortin receptor work with Neurocrine's expertise in G-protein-coupled receptors and programs in obesity, anorexia nervosa and diabetes. In addition, the melanocortin receptors may have important implications in the treatment of other endocrine functions and brain disorders, representing additional areas of Neurocrine's expertise.

    Neurotransmitter transporters play a key role in regulating the actions of neurotransmitters and consequently brain function. Dr. Amara's extensive work with several important transporter systems includes the recent cloning of multiple excitatory amino acid transporters. This provides novel mechanisms for modulating glutamate concentrations in the brain which are elevated during stroke, head trauma, retinal ischemia and neurodegeneration. The proposed acquisition by Neurocrine of NNL is expected to allow for the rapid exploitation of these important molecular targets for several neurological, endocrine and metabolic diseases and disorders.



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    NNL holds rights and patents to these technologies. In addition to its proprietary drug discovery programs, NNL has established research collaborations with pharmaceutical companies such as Wyeth-Ayerst, and Proctor and Gamble, which are expected to continue after the merger.

    "This acquisition represents an important step in Neurocrine's strategy to accelerate entry into important neuroscience technologies as a source of targets for new lead compounds for proprietary development or partnering opportunities," said Gary A. Lyons, president and chief executive officer of Neurocrine Biosciences. "NNL brings with it superb scientists who are recognized leaders in melanocortin and neurotransmitter transporters, strengthening Neurocrine's franchise in neuroscience."

    "Neurocrine brings world class small molecule drug development capabilities together with the large number of molecular targets identified by NNL. This is an ideal combination of two companies with a shared focus and complementary expertise," stated Dr. Roger Cone, President and Founder of NNL.

    The total consideration for NNL of $4.2MM will be paid through the issuance of Neurocrine common shares. Under the agreement, NNL will continue to operate in Portland, Oregon as a wholly owned subsidiary of Neurocrine Biosciences. Consummation of the proposed acquisition is subject to customary closing conditions, including approval of the NNL shareholders.

    Neurocrine Biosciences is a leading neuroimmunology company focused on the discovery and development of novel therapeutics to treat diseases and disorders of the central nervous and immune system such as anxiety, depression, Alzheimer's disease, obesity and multiple sclerosis.

    Neurocrine Biosciences, Inc. news releases are available free of charge though PR Newswire's Company News On-Call fax service. For a menu of Neurocrine's previous releases, or to receive a specific release via fax call:
(800) 758-5804, ext. 604138, or use the Internet via http://www.prnewswire.com.

    The statements in this press release that relate to the proposed acquisition of NNL by the Company, the continuation of NNL's research collaborations, the identification of drug targets and new lead compounds and the potential development of commercial products are forward looking statements. Such forward looking statements involve risks and uncertainties, including, without limitation, that research funding and development will continue under NNL's research collaborations, the NNL shareholders will approve the merger, NNL will obtain the necessary third party consents and the other conditions to closing will be met, that NNL's scientific and business operations will be successfully integrated with Neurocrine in a timely manner consistent with Neurocrine's objectives, that research and development candidates will successfully proceed through pre-clinical and early stage clinical trials, that development candidates will prove effective for treatment in humans in later stage clinical trials, the timely receipt of



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regulatory clearances required for clinical testing, manufacturing and marketing of products and the potential impact of competitive technologies and potential products. For discussion of the other risks and uncertainties potentially impacting the Company's business, see the Company's form 10-K constituting a part thereof for the year ending December 31, 1996. Actual results and the timing of certain events could differ materially from those indicated in the forward looking statements as a result of these and other factors.

SOURCE  Neurocrine Biosciences





CONTACT: Elizabeth Foster or Paul Hawran